MARKETING CONSULTANT AGREEMENT

This Marketing Consultant Agreement ("Agreement") is made and entered into this 12th day of May 2013, by and between ADB International Group, Inc., a New jersey corporation with its principal place of business located at 1440 West Bitters Road, Suite 1931, San Antonio, TX 78248 (the "Company") and Mr. Ittai Weissberg C.E.O, GreenEng Ltd, a private company organized under the laws of Israel, with its principal place of business located at Hashmura 3 Zichron Yakov Israel

WHEREAS, the Company and GreenEng have entered into a Cooperation Agreement, effective February 2013 (the "GreenEng Agreement") pursuant to which the Company has been granted the rights to distribute GreenEng's Projects, as defined in the Territory as defined in the agreement

WHEREAS, the Company desires that Mr. Ittai Weissberg serve as the Company's newly formed advisory board (the "Advisory Board") in the capacity of Chief Marketing Consultant (the "Marketing Consultant") and Mr. Weissberg desires to serve on the Advisory Board as Marketing Consultant.

NOW, THEREFORE, the Parties, defined as the Company and Mr. Weissberg, hereby agree as follows:

1. Services: The Marketing Consultant agrees to serve on the Company's Advisory Board in the capacity of Chief Marketing Marketing Consultant, to assist the Company in the marketing of the GreenEng Projects in the territories designated in the GreenEng Agreement, as well as further the Company's overall marketing plan for all water treatment products and services that Company offers or may, in the future offer, in every market in which the Company currently operates or shall operate (the "Services").

2. Consideration: In consideration for the Services to be provided by the Marketing Consultant, the Company shall issue Mr.Weissberg option to purcahse 500,000 restricted shares of the Company's common stock (the "Restricted Shares") at a strike price of 0.05$ The consultant can choose to include said option into futue ESOP per his sole discretion. .

3. Expenses: The Company agrees to reimburse the Marketing Consultant for all reasonable expenses incurred in the fulfillment of his obligations under this Agreement, provided that the Marketing Consultant submit on a monthly basis copies of all invoices of such expense disbursements by the Marketing Consultant, and, further, for any expense that is expected to exceed $500, the Marketing Consultant shall first submit the contemplated expense to the Company for prior written approval, which approval the Company may grant or reject, in its sole discretion.

4. Right of Termination: Either Party may terminate this Agreement and the rights and obligations hereunder upon thirty (30) days prior written notice to the other Party, at the addresses set forth in Section 5 below.

4. Miscellaneous:

(i) Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof;

(ii) Amendment: This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto;

(iii) Counterparts: This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument; and

(iv) Notices: All notices required or permitted to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, or by email, to the following addresses:

If to the Marketing Consultant, then to:

Mr. Ittai Weissberg
POB 32
Binyamina Israel, 3055001

If to the Company, then to:

ADB International Group, Inc.
1440 West Bitters Road, Suite 1931
San Antonio, TX 78248

With a copy to:

Office of Richard Rubin
40 Wall Street - 28th Floor
New York, NY 10005

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

MARKETING CONSULTANT	**ADB INTERNATIONAL GROUP, INC.**
By:______________________	**By:**______________________
Ittai Weissberg	**Yoseph Zekri, Chairman of the board**